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                                                                     EXHIBIT 5.1




                                 April 10, 2001




Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 10, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1995 Stock Plan (as to 2,400,758 shares) and the 2000 Stock Option Plan (as to 4,800,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Introgen Therapeutics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI